Exhibit 99.1

Media Contact: Ruthann Baler Commonwealth Creative Associates (508) 620-6664 ruthannb@commcreative.com Bank Contact: William M Mahoney (508) 793-8369

CNB Financial Reports 2006 Financial Results

Assets Total $281 Million; Up 13% from Previous Year

Worcester, Mass. — March 5, 2007 — CNB Financial Corp., (the “Company”)(OTCBB:CFNA) the parent company for Commonwealth National Bank (“CNB”), announced its financial results for the year ended December 31, 2006, which resulted in improved pre-tax earnings of $1,108,000 - compared to $1,074,000 for the year 2005, a 3% increase.

The 4th quarter of 2006 brought the thirteenth consecutive quarter of profits and the third full year of profitability for Commonwealth National Bank, which opened for business in December of 2001.

Net interest income for the year equaled $8.4 million compared to $7.7 million for 2005, a 9% increase due to an increase in earning assets of 20% to $258.0 million and a 71 basis point increase in the average yield, offset by a $43.4 million or 21% increase in average deposits and borrowed funds coupled with an 108 basis point increase in their cost. Net interest income and the net interest margin have been significantly and negatively impacted by the flat or inverted interest rate yield curve which has existed during most of 2006. The net interest margin contracted during 2006 to 3.27%, compared to 3.60% for 2005.

“Under these difficult interest rate environment conditions, we are pleased that the Company managed to post earnings improvements over 2005. However, we expect these pressures to continue into 2007 and are hopeful that the yield curve will return to normalcy by the latter half of 2007, otherwise we can expect further earnings pressures,” said President and CEO Charles R. Valade.

Highlights for 2006 include:

•	Total assets reached $281.4 million at December 31, 2006, 13% higher than the $249.4 million level on December 31, 2005.

•	Total loans equaled $200.7 million at December 31, 2006, up 11% since December 31, 2005.

•	Two additional branches were opened (Grafton Street in Worcester and Route 12 in West Boylston) during the year, bringing the total number of branches to six.

•	Total deposits grew to $191.8 million, a 1% growth rate since December 31, 2005, as a result of planned strategies in reaction to the interest rate environment and the compressed net interest margin.

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Net income per diluted share for 2006 was $0.29, compared to $1.19 for 2005. Net income for 2006 amounted to $636,000, compared to $2.6 million for 2005. The 2005 period included a $1.5 million (or $0.73 per share) tax benefit as a result of the elimination of the valuation reserve for tax-loss carry-forwards. Prior to recording the tax benefit in 2005, the Company recognized taxes in the valuation reserve. Subsequently, in 2006 and going forward, the impact of income taxes are being recognized as part of reported earnings.

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Outstanding common stock warrants expired on September 30, 2006. 170,566 shares of common stock were purchased during the exercise period, providing $1.9 million of additional capital and bringing the total number of outstanding shares to 2,283,000. The Company’s capital ratios have improved to a Tier 1 Capital ratio of 9.37% and a Total Risk-Based Capital ratio of 13.43%. These ratios meet the definitions of a “well capitalized” institution.

“The interest rate environment that existed during 2006 has magnified the competitive pricing conditions for loans and deposits and caused a shift in deposit balances towards higher-yielding time deposits,” said Mr. Valade. “Commonwealth’s ability to quickly react to market conditions and restructure its balance sheet has allowed for continued profitable growth.

"Looking back on CNB’s first five years, we are extremely proud to say we’ve opened six branches that offer exceptional service and products to both personal and commercial customers,” said Mr. Valade. “This is evidenced by our growing customer base. We look forward to continued growth and to strengthening our partnerships with many community organizations.”

About CNB Financial Corp. and Commonwealth National Bank

Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

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This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, ability to operate new branch offices profitably and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.